EXHIBIT 21
                                                                      ----------

                         SUBSIDIARIES OF THE REGISTRANT


                                                                              State of
                                                                            Incorporation
                                                              Percentage         or
       Parent                    Subsidiary                  of Ownership    Organization
-----------------------------------------------------------------------------------------
AMB Financial Corp.         American Savings, FSB                 100%          Federal

American Savings, FSB       NIFCO, Inc.                           100%          Indiana

NIFCO, Inc.                 Ridge Management, Inc.                100%          Indiana

AMB Financial Corp.         AMB Financial Statutory Trust I       100%        Connecticut